                                                                    EXHIBIT 12

                        L-3 COMMUNICATIONS CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (IN THOUSANDS, EXCEPT FOR RATIO DATA)


                                         COMPANY
                                     --------------
                         PRO FORMA     NINE MONTHS
                        YEAR ENDED        ENDED
                       DECEMBER 31,    DECEMBER 31,
                           1997            1997
                       -------------- --------------
Earnings:
 Income before
  income taxes.......     $15,900        $22,992
Add:
 Interest expense ...      42,400         29,884
 Interest component
  of rent expense ...       5,133          3,445
                      -------------- --------------
Earnings.............     $63,433        $56,321
                      ============== ==============
Fixed Charges:
 Interest expense ...     $42,400        $29,884
 Interest component
  of rent expense ...       5,133          3,445
                      -------------- --------------
Fixed Charges........     $47,533        $33,329
                      ============== ==============
Ratio of earnings to
 fixed charges.......         1.3x           1.7x
                      ============== ==============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                  PREDECESSOR COMPANY
                      ----------------------------------------------------------------------------
                       THREE MONTHS                                   NINE MONTHS    THREE MONTHS
                            ENDED        YEARS ENDED DECEMBER 31,         ENDED          ENDED
                         MARCH 31,   ------------------------------  DECEMBER 31,     MARCH 31,
                           1997         1996      1995      1994         1993            1993
                       -------------- ---------  -------- ---------  -------------- --------------
Earnings:
 Income before
  income taxes.......     $ (505)      $19,494   $  174    $ 2,929      $ 8,300         $5,100
Add:
 Interest expense ...      8,441        24,197    4,475      5,450        4,100             --
 Interest component
  of rent expense ...        851         2,832    1,591      1,866        1,400            467
                      -------------- ---------  -------- ---------  -------------- --------------
Earnings.............     $8,787       $46,523   $6,240    $10,245      $13,800         $5,567
                      ============== =========  ======== =========  ============== ==============
Fixed Charges:
 Interest expense ...     $8,441       $24,197   $4,475    $ 5,450      $ 4,100             --
 Interest component
  of rent expense ...        851         2,832    1,591      1,866        1,400            467
                      -------------- ---------  -------- ---------  -------------- --------------
Fixed Charges........     $9,292       $27,029   $6,066    $ 7,316      $ 5,500         $  467
                      ============== =========  ======== =========  ============== ==============
Ratio of earnings to
 fixed charges.......         --(a)        1.7x     1.0x       1.4x         2.5x          n.a.
                      ============== =========  ======== =========  ============== ==============



------------
(a) Earnings were insufficient to cover fixed charges by $0.5 million for the three months ended March 31, 1997.